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EXHIBIT 99.1


Isabella Bank and Trust
200 E. Broadway
Mt. Pleasant, MI  48858

For more information contact:
Mary Olivieri, community Relations Director
989-779-6309

                              FOR IMMEDIATE RELEASE

DATE:    AUGUST 3, 2007

RE:      FABIANO CHAIRMAN IBT BANCORP

MT. PLEASANT, MICHIGAN AUGUST 2007 -- Dennis P. Angner, President and CEO of IBT Bancorp, is pleased to announce the re-election of James C. Fabiano as Chairman of IBT Bancorp. Mr. Fabiano has been a member of the Board of Directors of the Corporation's wholly-owned subsidiary Isabella Bank and Trust since 1979, and has been a member of IBT Bancorp Board of Directors since the corporation's inception. He is also Chairman of Fabiano Brothers, Inc. in Mt Pleasant Michigan. He and his wife Lee have four children and fourteen grandchildren and resides in Harbor Springs and Mt Pleasant, Michigan.

Mr. Angner also announced IBT Bancorp's net income for the first six months of 2007 was $3.6 million, an 18.6% increase from June 30, 2006 results. As a result of the Corporation's continued strong operating results, the Board of Directors has paid $0.24 in cash dividends to date in 2007, a 9.1% increase over 2006. Total assets as of June 30, 2007 were $918.3 million. When the assets of Isabella Bank and Trust's Trust Department, Raymond James Brokerage Service and loans sold and serviced are included, the Corporation had $1.47 billion in assets under management as of June 30, 2007.

IBT Bancorp through its banking divisions Isabella Bank and Trust, Farmers State Bank of Breckenridge, and Farwell State Savings Bank operates 21 banking locations and owns six title offices throughout Central Michigan.


TO THE EXTENT THAT THE FOREGOING INFORMATION REFERS TO MATTERS THAT MAY OCCUR IN THE FUTURE, PLEASE BE AWARE THAT SUCH FORWARD-LOOKING STATEMENTS MAY DIFFER MATERIALLY FROM ACTUAL RESULTS. ADDITIONAL INFORMATION CONCERNING SOME OF THE FACTORS THAT COULD CAUSE MATERIALLY DIFFERENT RESULTS IS INCLUDED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2006, AND FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 2007, WHICH ARE OR WILL BE AVAILABLE FROM THE SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE FACILITIES AND FROM ITS WEBSITE AT WWW.SEC.GOV.